Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of North American Financial Holdings, Inc. of our report dated June 23, 2011 relating to the statement of assets acquired and liabilities assumed by NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) of First National Bank of the South, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, Florida

October 24, 2011